UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☐           Preliminary Proxy Statement

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☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
ROBERT A. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 19, 2008, Western Investment LLC (“Western”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of trustee nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of John Hancock Tax-Advantaged Dividend Income Fund (the “Fund”).

Item 1: On February 19, 2008, Western delivered the following letter to sharehodlers of the Fund:

WESTERN INVESTMENT LLC

Dear Fellow Shareholder:

Western Investment LLC and its affiliates (collectively, “Western” or “we”) currently own approximately 4.7% of the outstanding shares of the John Hancock Tax-Advantaged Dividend Income Fund (“HTD” or the “Fund”).  We are seeking your support for the election of our two nominees to the Board of Trustees of HTD at the Fund’s upcoming annual meeting, scheduled for March 31, 2008 (the “Annual Meeting”).  We believe that the election of Trustees with a meaningful ownership interest in the Fund and with no affiliation with any other funds in the John Hancock fund family is required for long-standing shareholder concerns to be adequately addressed.

In our opinion, each member of HTD’s Board owes a duty to shareholders to responsibly oversee the management and maximize the value of shareholders’ investment in the Fund.  We believe that the incumbent Trustees who serve on the boards of at least fifty-five other John Hancock funds have not, and cannot, properly and effectively serve HTD’s shareholders.

FUND SHAREHOLDERS NEED TRUSTEES WHO ARE FOCUSED ON MAXIMIZING SHAREHOLDER VALUE AND PERFORMANCE

YOU CAN ELECT THEM USING THE ENCLOSED WHITE PROXY CARD

Almost immediately after HTD’s inception in 2004, the Fund’s share price has lagged behind its net asset value or NAV.  We believe the fair value of a share of common stock of a closed end fund should be its NAV, or a value very close.  However HTD’s stock price has consistently lagged behind its NAV by as much as 15.45%.  To put this in perspective, as shown in the chart below, of the 655 closed-end funds currently in existence, in terms of its NAV discount HTD has been ranked in the worst 10% from February 25, 2005 through October 26, 2007 for 99% of the weeks and in the bottom 1% for 13 weeks.

In effect this NAV discount has been a penalty imposed on every shareholder who has reduced or liquidated his or her investment in HTD.  Each shareholder who decides to sell HTD shares receives significantly less cash for their shares than the actual value of the underlying securities.  We believe repurchasing HTD’s shares at the NAV discount would have reduced the amount of the discount, and at the same time would have increased each share’s NAV and earnings per share.  We wonder, how much did the fact that fees collected by HTD’s fund manager are calculated based on the amount of assets under management affect the Board’s decision not to commence a stock buyback?

Despite this longstanding and excessive NAV discount, the Board (who collectively own fewer than 2,500 shares of HTD) had taken no observable action prior to Western’s involvement to correct this unnecessary and unacceptable problem and protect your investment.  The Board has done nothing about the excessive NAV discount, but you can.  By voting the WHITE proxy card for Western’s nominees you can put proactive, attentive and engaged shareholder representation on the Board.  You can elect Trustees who will advocate for you and, with a mandate from shareholders, insist that the Board take simple and direct actions, such as a significant distribution policy or an aggressive stock buyback program, to promptly and effectively reduce the NAV discount to acceptable levels.

We are not seeking control of HTD, but we do believe that a significant shareholder voice is required on the Board. With your support our two nominees, experienced investors with outstanding credentials, will work with their fellow Trustees to see that these shareholder-protective measures are given serious consideration and, if deemed advisable, prompt implementation.

Western has a long history of increasing value for all investors.  Last year Art Lipson, the managing member of Western, was elected to the board of trustees of Pioneer Municipal and Equity Income Trust, another closed end fund headquartered in Boston, Massachusetts.  During the course of Western’s involvement in Pioneer, the discount to NAV for Pioneer’s shares has dropped from a double-digit discount to its current value of approximately 6%.

The accompanying proxy statement provides additional information about our nominees and proposals.  We urge you to read it carefully and then lend us your support by voting your shares over the internet or by phone by following the instructions on the enclosed WHITE proxy card or by signing, dating and returning the WHITE proxy card in the envelope provided.

Thank you for your support.

Regards,

/s/ Arthur D. Lipson

Arthur D. Lipson
Western Investment LLC

IF YOU HAVE ALREADY RETURNED A GOLD PROXY TO THE FUND’S
MANAGEMENT, EITHER DIRECTLY OR OVER THE PHONE OR INTERNET,
YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE.

IF YOU HAVE ANY QUESTIONS ABOUT
HOW TO VOTE YOUR WHITE WESTERN INVESTMENT PROXY,
PLEASE CONTACT THE FIRM ASSISTING US IN THIS SOLICITATION:

INNISFREE M&A INCORPORATED
TOLL-FREE AT:  (877) 456-3510

BANKS AND BROKERS PLEASE CALL COLLECT:
212-750-5833

CERTAIN INFORMATION CONCERNING WESTERN INVESTMENT LLC

On February 19, 2008, Western, together with the other participants named herein, made a definitive filing with the SEC of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of its slate of trustee nominees at the Annual Meeting.

WESTERN ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER:  (877) 456-3510.

The Participants in the proxy solicitation are Western, Western Investment Hedged Partners L.P., ("WIHP"), Western Investment Activism Partners LLC ("WIAP"), Western Investment Total Return Fund Ltd. (“WITRL”), Western Investment Total Return Partners L.P. (“WITRP”), Arthur D. Lipson (together with Western, WIHP, WIAP, WITRL and WITRP, the “Western Group”) and Robert A. Wood (the “Participants”).

As of February 15, 2008, WIHP, WIAP and WITRP beneficially owned 598,900, 763,100 and 608,100 common shares of beneficial interest (the “Common Shares”) of the Fund, respectively.  Western, by virtue of it being the general partner of WIHP and WITRP and the managing member of WIAP, may be deemed to beneficially own the 1,970,100 Common Shares beneficially owned in the aggregate by WIHP, WIAP and WITRP, in addition to the approximately 1,052 Common Shares it owns directly.  Arthur D. Lipson, by virtue of his position as the managing member of Western, may be deemed to beneficially own the approximately 1,971,152 Common Shares beneficially owned by Western.

Professor Wood does not directly own any Common Shares.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Professor Wood is deemed to beneficially own the approximately 1,971,152 Common Shares beneficially owned in the aggregate by the Western Group.  Professor Wood disclaims beneficial ownership of such Common Shares.